UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐         Definitive Additional Materials
☒  Soliciting Material Pursuant to Section 240.14a-12

TLC VISION CORPORATION
(Name of Registrant as Specified in Its Charter)

STEPHEN N. JOFFE
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒        No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)           Title of each class of securities to which transaction applies:
(2)           Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)           Proposed maximum aggregate value of transaction:
(5)           Total Fee Paid:
☐    Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)           Amount Previously Paid:
(2)           Form, Schedule or Registration Statement No.:
(3)           Filing Party:
(4)           Date Filed:

On March 12, 2008, Dr. Stephen Joffe issued the press release set forth below.

For Further Information:

Media:	Investors:
Thor Valdmanis	Rob Swadosh and Art Gormley
The Dilenschneider Group	The Dilenschneider Group
212-922-0900	212-922-0900

For Immediate Release

JOFFE SAYS TLC VISION CORP’S 2007 PERFORMANCE SHOWS
LITTLE EVIDENCE OF SUSTAINABLE TURNAROUND; SHORT-TERM
FOCUS IS DESTROYING LONG-TERM SHAREHOLDER VALUE

Rebukes Board for Costly Changes to Credit Facility
That Will Drain Cash and Further Reduce Performance

Renews Call to Elect His Minority Slate to Oversee TLCV Turnaround

CINCINNATI, OHIO (March 12, 2008) – Dr. Stephen N. Joffe, the Cincinnati investor and laser vision correction industry pioneer who has nominated himself and two other candidates for election to the Board of TLC Vision Corporation (NasdaqGS:TLCV), today sharply criticized the company’s disappointing 2007 performance, blaming it on the board’s continuing “laissez-faire oversight” and “patchwork fixes.” Dr. Joffe further criticized the board’s decision to accept costly changes in a credit facility that will greatly increase the difficulty of turning around TLC’s business.

Last week Dr. Joffe nominated Michael Henderson, Cathy Willis and himself for election to the company’s Board of Directors at the June 10, 2008 Annual Meeting.

“There is little evidence of a sustainable turnaround despite management claims to the contrary during an investor conference call held yesterday, ” Dr. Joffe said.  “Additionally, there is simply no way that higher interest rates and possibly exorbitant covenant restructuring fees will do anything but significantly reduce cash flow and future earnings potential.  The shame, of course, is that this wasteful credit facility was foisted upon shareholders to pay for a disastrous share buy-back that has now helped destroy more than 70% of the company’s share value.”  TLC Vision operates approximately 80 refractive centers in the U.S. and Canada.  Dr. Joffe is the founder and past CEO of LCA-Vision, Inc., parent company of LasikPlus, TLC Vision’s largest competitor.  He has no current relationship with LCA-Vision, Inc.

Commenting on TLC’s 2007 earnings, Dr. Joffe stated: "TLC’s disappointing 2007 performance demonstrates yet again that there is a difference between talk and meaningful action.  Missing your own quarterly guidance by 50% is an egregious error that reinforces a simple truth: the TLC board has for far too long provided laissez-faire oversight that has led to a series of patchwork fixes rather than meaningful changes built on operational insight and genuine industry experience.  This is a company that lacks leadership, lacks a plan, and lacks the requisite hands-on skills to create value.  We intend to change that.”

Each of Dr. Joffe's director nominees offers the experience and skills to resuscitate the TLC Vision business model.

Dr. Joffe voluntarily ended his affiliation with Cincinnati-based LCA-Vision, Inc. (Nasdaq: LCAV) in early 2006.  During his 10-year tenure as the company’s founder, chairman and CEO, he created a company whose market value dwarfed that of TLC Vision and returned more that 4,000 percent to shareholders.  The value of LCA-Vision’s shares have fallen more than 75% percent since his February 2006 departure as the company’s CEO.

Mr. Henderson also possesses significant refractive industry experience, having served as president and CEO of publicly traded LVC (Laser Vision Centers) Corporation from 1996 to 2000.  During his tenure at LVC annual revenues grew from under $2 million to $85 million in 36 months.

Ms. Willis is a founder of Felton Willis, LLC, a market research firm that specializes in healthcare-related matters on behalf of both pharmaceutical and consumer products companies.  She also offers extensive corporate marketing experience, having served in key managerial positions at P&G.

Dr. Joffe, whose call for the immediate appointment of at least one of his slate’s nominees was apparently rejected by the TLC Vision board, again called for meaningful changes in the leadership and operations of the company.  “TLC Vision’s deteriorating cash position combined with a perilous drop in shareholder equity is a recipe for ruin,” said Dr. Joffe.  “If these issues are not meaningfully addressed very soon, there may not be a company left for us to rescue.”

About Stephen N. Joffe
Stephen N. Joffe, MD, FACS, FCS (SA), FRCS, age 65, is past Chairman of the Board and Chief Executive Officer of LCA-Vision.  He was the founder of the Company’s corporate predecessor, Laser Centers of America, Inc., and served as its Chairman of the Board and Chief Executive Officer from its formation in 1985 until its merger into LCA-Vision in 1995.  In 1983, Stephen Joffe also founded and served as Chairman of Surgical Laser Technologies, Inc. until 1989.  He is presently the Chief Executive Officer of the Joffe Foundation, a non-profit charity and Co-Chairman of Joffe LLC, a healthcare services company. In addition, Dr. Joffe is an Esteemed Quondam Professor of Surgery at the University of Cincinnati Medical Center, an honor he has held since 1990.  He has held other medical faculty appointments at the Universities of London, Glasgow and Cincinnati and fellowships in the American College of Surgeons and the Royal College of Surgeons of Edinburgh and Glasgow.  He has published 170 articles in peer-reviewed and scientific journals and authored 35 chapters for medical books as well as written and edited several books on lasers and their application to medicine and surgery

About Michael R. Henderson
Michael R. Henderson, age 45, has served as Chairman and Chief Executive Officer of Moon World Resorts Inc., a private company in Vancouver, Canada, since May of 2000.  Mr. Henderson devised and designed this major mega-resort and real estate development, which employs a global team of 120 sales and creative professionals, including a group of top-tier architects and engineers.  Earlier, Mr. Henderson was President and CEO of LVC (Laser Vision Centers) Corporation, a public company (TSXV), from 1996 to 2000.  While he led LVC Corporation, its revenues grew from $1.2 million to $85 million in 36 months.  LVC Corporation became one of the fastest growing surgical companies with a staff that grew from six to over 450.  Mr. Henderson directed 31 clinic build-outs, 28 additional planned build-outs, and successfully took the company public after raising over $30 million in private equity financing. Before joining LVC Corporation, Mr. Henderson served as Division President of Rentokil Initial PLC, a public company (LSE), from 1991 to 1996 where he built a powerful sales team across Canada.  Prior to Rentokil, from 1983 to 1991, he was the Divisional Manager of the Phillips Distribution Auto Group, a private company in Ireland where he posted many sales records.  Mr. Henderson is a target-orientated, seasoned management professional with considerable experience in all business areas – including concept design, product, marketing, sales, service, investor relations, public relations, human resources and overall corporate development. He is a highly organized team player with a results-focused approach.

About Cathy Willis
Cathy Willis, age 52, has over 30 years of marketing and marketing research experience, both on the corporate side as a Brand Manager and Marketing Director and as co-founder of Felton Willis, LLC, a qualitative research and strategy development company.  Ms. Willis was a Marketing Director in Pharmaceuticals at Procter & Gamble, with direct responsibility for women’s health, GI and anti-infective products.  She also had extensive marketing experience at P&G developing targeted marketing programs for a range of consumer products such as diapers, feminine care, skin care, oral care and food/nutritional products.  In 1998, Ms. Willis co-founded Felton Willis, LLC.  The company offers full-service qualitative research to a range of blue-chip clients, including “Fortune 500” consumer product and pharmaceutical companies.  Her focus is primarily on all aspects of health care, both understanding the healthcare consumer and the key medical decision-makers -- MDs, nurses, and managed care professionals.  She is a graduate of Miami University with a degree in English/Journalism.

CERTAIN INFORMATION CONCERNING THE POTENTIAL PARTICIPANTS

Dr. Stephen Joffe, Michael R. Henderson and Cathy Willis (collectively, the “Potential Participants”) intend to make  a  preliminary  filing  with  the  Securities  and  Exchange Commission  ("SEC") of a proxy statement and an accompanying proxy card to be used to solicit votes for the  election  of its  nominees at the 2008 annual meeting  of  stockholders  of  TLC Vision Corporation  (the "Company").

ALL SHAREHOLDERS OF THE CORPORATION ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE POTENTIAL PARTICIPANTS FROM THE SHAREHOLDERS OF THE CORPORATION FOR USE AT THE 2008 ANNUAL MEETING OF SHAREHOLDERS OF THE CORPORATION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF THE CORPORATION AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE POTENTIAL PARTICIPANTS WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED AT ITS TOLL-FREE NUMBER: (888) 750-5834.  INFORMATION RELATING TO STEPHEN N. JOFFE IS CONTAINED IN AND INCORPORATED BY REFERENCE FROM HIS SCHEDULE 13D, AS AMENDED.

Dr. Joffe beneficially owns 2,502,504 shares of common stock of the Company.  Neither Mr. Henderson nor Ms. Willis own any shares of the common stock of the Company.

###

The potential participants in the solicitation of proxies from shareholders of the Corporation include Dr. Joffe and the other two persons nominated by Dr. Joffe—Michael R. Henderson and Cathy Willis.  Information regarding Dr. Joffe, Mr. Henderson and Ms. Willis has been previously filed by Dr. Joffe and is incorporated in this Schedule 14A by reference to Dr. Joffe’s Schedule 13D, as amended.

ALL SHAREHOLDERS OF THE CORPORATION ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY STEPHEN N. JOFFE FROM THE SHAREHOLDERS OF THE CORPORATION FOR USE AT THE 2008 ANNUAL MEETING OF SHAREHOLDERS OF THE CORPORATION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF THE CORPORATION AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, STEPHEN N. JOFFE WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED AT ITS TOLL-FREE NUMBER:(888) 750-5834.  INFORMATION RELATING TO STEPHEN N. JOFFE IS CONTAINED IN AND INCORPORATED BY REFERENCE FROM HIS SCHEDULE 13D, AS AMENDED.